NCL Ingenieria y Construccion S.A.

White Mountain Titanium Corporation
Enrique Foster Sur 20
Piso 19 Las Condes
Santiago Chile

Gentleman:

We hereby consent to the inclusion in this Form S-l/A Registration Statement of White Mountain Titanium Corporation of the information in our "Reservas Proyecto Cerro Blanco" May 2008 relating to the Cerro Blanco project, referenced therein and to our firm as an expert under the heading "Experts" in the Registration Statement, and concur with the summary of such reports in this Registration Statement.

By: NCL Ingenieria y Construccion S.A. Name: Fernando Fuentes Moccia Title: General Manager

Date: 07 April 2009

GENERAL DEL CANTO N'235 - PROVIDENCIA -SANTIAGO - CHILE.
FONO: (56)2 - 235 7595 - FAX: (56)2-235 8891 - EMAIL: ncl@ncl.cl